Filed pursuant to Rule 433 of the
Securities Act of 1933
Issuer Free Writing Prospectus, dated
November 14, 2011
Relating to Preliminary Prospectus
Supplement dated November 14, 2011
Registration No. 333-162713
WILLIAMS PARTNERS L.P.
$500,000,000 4.00% Senior Notes due 2021
PRICING TERM SHEET
Dated: November 14, 2011

Issuer:	Williams Partners L.P.

Ratings: (Moody’s / S&P / Fitch)	Baa3 / BBB- /BBB-

Security Type:	Senior Unsecured Notes

Pricing Date:	November 14, 2011

Settlement Date:	November 17, 2011 (T+3)

Maturity Date:	November 15, 2021

Principal Amount:	$500,000,000

Benchmark:	UST 2.00% due November 15, 2021

Benchmark Price:	99-17+

Benchmark Yield:	2.05%

Spread to Benchmark:	+200 bps

Yield to Maturity:	4.05%

Coupon:	4.00%

Public Offering Price:	99.593%

Make-Whole Call:	T + 30 bps (Prior to August 15, 2021)

Par Call:	On or after August 15, 2021

Interest Payment Dates:	May 15 and November 15, commencing May
15, 2012

CUSIP / ISIN:	96950F AH7 / US96950FAH73

Joint Book-Running Managers:	Deutsche Bank Securities Inc.
RBS Securities Inc.
Scotia Capital (USA) Inc.
Credit Agricole Securities (USA) Inc.

Co-Managers:	DNB Markets, Inc.
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
TD Securities (USA) LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Deutsche Bank Securities Inc. at (800) 503-4611 or RBS Securities Inc. at (866) 884-2071 or Scotia Capital (USA) Inc. at (800) 372-3930.